Exhibit 10.41

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made this 24th day of March 2021, by and among MJ HolDings, Inc, a Nevada Corporation (the “Company”) and Let’s Roll Nevada, LLC, a Nevada Limited Liability Company (“LRN”) and Blue Sky Companies, LLC also a Nevada Limited Liability Company, (“BSC”) and together referred to as (“Partners”). Collectively, all the parties may be referred to as the (“Parties”). This Termination Agreement constitutes a complete dissolution and termination of the parties previous Revenue Participation Agreement and settlement of any and all claims or obligations existing between the parties thereunder.

RECITALS

A. Revenue Participation Rights Agreement (RPRA). The parties previously entered into a revenue sharing agreement in 2018, a copy of which is attached hereto as “Exhibit A”, which in exchange for consideration paid thereunder, gave the Partners exclusive right and title to the Company’s ownership interests in 3.75% of the gross revenue in the “Amargosa Outdoor Grow”. The consideration for said interest included $100,000 in funds paid by BSC and a $1,112,000.00 purchase of common stock in the Company by the membership of LRN. Under the terms of the Revenue Participation Agreement, the Company was to issue common stock to LRN, by way of separate subscription agreement, in shares proportional to LRN’s ownership interest as set forth in “Exhibit B.” Further, the Company was to pay the Partners a mandatory Annual Disbursement, consisting of 3.75% of gross revenue (net of all applicable taxes), of any and all products or services generated by the Amargosa Facility.

B. Whereas, under the terms of the RPRA, the Company paid Partners $126,770.98 in the first quarter of 2019 as their annual disbursement from the initial harvests. However, due to unforeseen challenges with subsequent grows, including but not limited to the impact of Covid 19 on the industry and the Company, the parties agreed under the Section 7(r) of the RPRA to delay the Company’s annual dividend obligations and explore additional growth opportunities between the parties. The Company has since provided satisfactory ARC statements for the delayed dividends and the parties now agree that revenues of One Hundred Ten Thousand, Six Hundred Eighty-Four and 01/100 ($110,684.01) Dollars, in addition to a previously agreed upon $26,000.00 exit fee, are due to Partners from the previous harvests and sale of goods and services from the Amargosa Facility.

C. Whereas, the Company has decided to terminate its involvement in the Amargosa Outdoor Grow and facility to capitalize on additional strategic opportunities for further co-ops and/or additional outdoor grow expansions on adjacently owned properties; and further that such termination of the Amargosa Grow would result in a complete loss of revenue sharing opportunities with Partners under the terms of the RPRA, the Company desires to reach an amicable arrangement with the Partners to replace revenues that would have been due through year 2027 under the RPRA.

D. Purpose of the Termination Agreement. Whereas the Company desires to terminate the RPRA while recognizing and fulfilling its past and future obligations under the terms of the original agreement, the Parties mutually agree to the following terms of this Termination Agreement to forever satisfy any and all claims between the Parties arising from the RPRA.

AGREEMENT

Now therefore, in consideration of the above recitals and in further consideration of the mutual promises contained in this agreement, and for other good and valuable consideration, the receipt and sufficiency, of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Termination of Revenue Sharing Agreement.

(a) The Parties hereby agree and acknowledge that as of the date of this Termination Agreement, the RPRA and any other agreements between LRN and the Company are terminated and of no further force or effect. Further the Parties agree this Termination Agreement also ends any obligations between BSC and the Company as it pertains to the RPRA. The Parties agree to execute any documentation requested by the Company to evidence such termination.

(b) Upon execution of this agreement and payment of consideration set forth below, the parties agree all RPRA obligations are satisfied in full.

2. Consideration.

(a) On or before March 19, 2021, or as soon thereafter as is reasonably possible, the Company shall issue and deliver, previously purchased shares of unrestricted common stock to be distributed and deposited in amounts and in the names of the membership of LVN as set forth in Exhibit B.

(b) On or before March 26, 2021, the Company shall deliver funds in the amount of $136,684.01 to LRN for distribution to its membership in amounts set forth in Exhibit B.

(c) In addition to funds set forth in 2 (b), and in consideration for the loss of future revenues that would have been due under the RPRA, on or before March 27, 2021, or as soon thereafter as is reasonably possible, the Company shall issue One Million (1,000,000) shares of unrestricted common stock to be distributed and deposited in amounts and in the names of the membership of LVN as set forth in Exhibit B.

3. Representations and Warranties of the Partners. The Partners represent and warrant to the Company that:

(a) Organization. Let’s Roll Nevada, LLC and Blue Sky Companies, LLC “Partners” are duly formed and validly existing under the laws of the Nevada.

(b) Authority. The execution, delivery and performance by Partners of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Partners. Partners have the full legal right and authority to enter into this Agreement and to perform their obligations hereunder.

(c) No Violation or Conflict. The execution, delivery and performance by Partners of its obligations under this Agreement will not violate or conflict with the organization documents of Partners nor any contract or agreement to which Partners are a party.

(d) Binding Obligation. This Agreement has been duly executed and delivered by Partners and enforceable against Partners in accordance with its terms.

(e) No Litigation. There are no judgments entered or actions, suits, investigations or proceedings pending against Partners that could have a material adverse effect on its ability to enter into this Agreement.

4. Representations and Warranties of the Company. The Company represents and warrants to Partners that:

(a) Organization. The Company is a Nevada Corporation formed and validly existing under the laws of the State of Nevada.

(b) Authority. The execution, delivery and performance by the Company of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate power and authority to enter into and perform this agreement and to consummate the transactions contemplated herein and to issue the Securities, in accordance with the terms hereof and thereof and further that the Company has been duly authorized by the Company’s Board of Directors, or its shareholders if required and that by delivery and execution hereof the authorized representative has the authority and capacity to sign this Agreement and any other necessary documents executed, or to be executed, in connection herewith and bind the Company accordingly. The Company has the full legal right and authority to enter into this Agreement and to perform its obligations hereunder.

(c) No Violation or Conflict. The execution, delivery and performance by the Company of its obligations under this Agreement will not violate or conflict with the organization documents of the Company or any contract or agreement to which the Company is a party.

(d) Binding Obligation. This Agreement has been duly executed and delivered by the Company and, assuming it is a legal, valid and binding obligation of the the Company, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(e) No Litigation. There are no judgments entered or actions, suits, investigations or proceedings pending against the Company or initiated by the Company with respect Partners or the RPRA or that could have a material adverse effect on its ability to enter into this Agreement.

5. Covenants of the Company. The Company covenants and agrees that:

(a) Capitalization. As of the date hereof, the authorized shares of Common Stock, $.001 par value per share, of which 69,403,015 shares are issued and outstanding as of the execution of this Agreement; and shares are reserved for issuance hereunder. All of such shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable.

(b) Issuance of Shares. The Common Shares are duly authorized and reserved for issuance and will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof.

6. Notices. All notices required or permitted by any provision of this Buyout Agreement shall be in writing and sent by certified mail, return receipt requested, postage prepaid and addressed as follows, and such notices shall be deemed as given upon such deposit in the United States Mail:

To the Company:

MJ HOLDINGS, INC.

Paris Balaouras, Founder & CCO

7320 S Rainbow Blvd

Las Vegas, NV 89139

To Let’s Roll Nevada, LLC and/or Blue Sky Companies, LLC:

Wallace B. Cheves
209 E. Washington St.

Greenville, SC 29601

With copy to (which shall not constitute notice):

James W. Fayssoux, Jr.

Fayssoux and Landis, PA

209 E. Washington St.

Greenville, SC 29601

7. Successors and assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, successors and assigns.

8. Applicable law. This Agreement shall be governed by the laws of the State of Nevada.

9. Other Agreements. This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

10. Non-waiver. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

11. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein.

14. Default. If either party shall default under this Agreement, the other party shall have the right to sue for specific performance or damages. The defaulting party hereby agrees to be liable for any costs, including reasonable attorney’s fees, incurred by the party enforcing any term or provision of this Agreement.

15. Severability. If any provision, or any portion of any provision, of this Agreement is found to be invalid or unenforceable, such unenforceable provision, or unenforceable portion of such provision, shall be deemed severed from the remainder of this Agreement. If any provision, or any portion of any provision, of this Agreement is deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MJ HoldiNGS, INC., a Delaware Nevada Corporation

By:
Roger Bloss
Its:	Interim-CEO

Blue Sky Companies, LLC, a Nevada
limited liability company

By:
Wallace B. Cheves, Jr., Manager

Let’s Roll Nevada, LLC, a Nevada
limited liability company

By:
Wallace B. Cheves, Jr., Member
Acknowledged and agreed by all members of Let’s Roll Nevada, LLC:

Manoj Jain

Scott Lynch, Individually and on behalf of Stetson Development, LLC

Shaun Crew, Individually and on behalf of The Marsai Group

James W. Fayssoux, Jr., Individually and on behalf of Wateree River Investments, LLC

Richard Johnson, Jr.

Michael Macke

Stephen Lovelace

William Bolton

Issac Edwards Davis, III

Barry Davis

Travis Priddy

Larry McKinney, Individually and on behalf of CDES, LLC

Brian Crouch

Patrick Heraty

Daniel Heraty

L. Morris Hudson

Stuart LeGrand

David Dear

Sandra Hendrix

Kevin Smith

Bryan Foreman

Dean Smith

Monte Desai, Individually and on behalf of MJMD Holdings, LLC

(Revenue Participation Rights Agreement)

EXHIBIT B

Consideration Due Under Paragraph 2